Exhibit 10.15

LYONDELLBASELL INDUSTRIES

2010 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD AGREEMENT

By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries 2010 Long-Term Incentive Plan, as amended (the “Plan”), has granted to the Participant a number of Stock Units (as defined in the Plan) equal to the Target multiplied by the Earned Percentage certified for the Performance Cycle, subject to the vesting provisions specified herein (the “Performance Share Unit Award” or “PSU Award”). The applicable Target and Performance Cycle are set forth in the Grant Letter. The Earned Percentage shall be determined based on the Performance Goals specified in the Grant Letter. These grants are all subject to adjustment as provided in the Plan, and the following terms and conditions (the “Award Agreement”):

1. Relationship to Plan and Company Agreements.

This PSU Award grant is a Qualified Performance Award under the Plan and is subject to all applicable Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. This Award Agreement is with respect to shares of common stock of LyondellBasell Industries N.V. as required pursuant to the terms of the Company’s long term incentive program as in effect on the Grant Date. This Award Agreement is intended to satisfy the Company’s obligations under any employment agreement between the Company and the Participant related to PSU Awards or a medium term incentive plan. To the extent that this Award Agreement is intended to satisfy those Company obligations or any other Company obligation under any employment agreement between the Company and the Participant, the Participant agrees and acknowledges that this Award Agreement fulfills the Company’s obligations under the employment agreement, this Award Agreement shall be interpreted and construed to the fullest extent possible consistent with such employment agreement, and in the event of a conflict between the terms of such employment agreement and the terms of this Award Agreement, the terms of this Award Agreement shall control.

2. Definitions.

The following definitions apply to this Award Agreement:

(a) “Date of Termination” means the date on which the Participant ceases to be an Employee.

(b) “Disability” means a permanent and total disability as defined in the applicable long-term disability plan of the Participating Employer. “Disabled” has the correlative meaning

(c) “Earned Percentage” means the percentage of the Target that is earned during the Performance Cycle. The Earned Percentage is multiplied by the Target to determine the number of Stock Units granted under this PSU Award. The Earned Percentage shall be determined in accordance with the following:

(i) Following the close of the Performance Cycle, the Committee shall determine and certify the Earned Percentage for the Performance Cycle.

(ii) The Earned Percentage shall not exceed 200 percent.

(iii) The Earned Percentage shall be deemed to be zero and no Award shall be payable if the Committee determines that during the course of the applicable Performance Cycle, the Participant has engaged in actions that are materially detrimental to the Company or its Subsidiaries or Affiliates.

(iv) The Committee may reduce the Participant’s Earned Percentage to account for the Participant’s individual performance during the Performance Cycle.

(v) In the event of a Change of Control, the Earned Percentage shall be calculated by reference to the attainment of Performance Goals as of the close of the last quarter ending on or before the Change of Control.

(d) “Misconduct” means any act or failure to act that (i) caused or was intended to cause a violation of the policies of the Company or a Subsidiary or an Affiliate, generally accepted accounting principles or any applicable laws in effect at the time of the acts or failures and (ii) materially increased the value of the compensation received by the Participant.

(e) “Performance Cycle” means the three-calendar-year period set forth in the Grant Letter.

(f) “Performance Goals” means the performance goals as set forth in the Grant Letter.

(g) “Retirement” means the Participant’s voluntarily initiated termination of service on or after the earliest of (i) age 65, (ii) age 55 with 10 years of participation service credited under the qualified defined benefit pension plan maintained by the Company or a Subsidiary or an Affiliate in which the Participant is eligible to participate, (iii) the time of retirement as defined in a written agreement between a Participant and the Company or a Subsidiary or an Affiliate, or (iv) outside the U.S., the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment (as determined by the Committee in its sole judgment).

(h) ‘Target” means the projected target number of Stock Units, as determined by the Committee and set forth in the Grant Letter, that may be payable to the Participant in satisfaction of this Award Agreement if the Committee determines that all Performance Goals for the Performance Cycle have been achieved and certifies an Earned Percentage of 100%.

3. Vesting Schedule.

(a) The PSU Award shall fully vest upon the date following the end of the Performance Cycle upon which the Committee certifies the Earned Percentage applicable to the Performance Cycle, provided that the Participant is in continuous employment with a Participating Employer from the Grant Date through such date. The PSU Award shall be forfeited if the Participant terminates employment prior to vesting.

(b) Notwithstanding paragraph (a), the Participant shall become vested in a pro-rated portion of the PSU Award upon the earliest of (i) the date the Participant becomes Disabled while employed by a Participating Employer or (ii) the Participant’s Date of Termination due to Retirement, death or involuntary termination not for Cause. The portion of the PSU Award that shall vest under this paragraph shall be determined by multiplying the number of Stock Units granted under the PSU Award (which is equal to product of the Target and the Earned Percentage for the Performance Cycle) by a fraction, the numerator of which shall be the number of whole calendar months of the Participant’s employment in such Performance Cycle ending on the earliest of the date of Disability or Date of Termination, as applicable, and the denominator of which shall be the number of whole calendar months in the Performance Cycle; provided that for purposes of this Section 3(b), partial service in a calendar month shall be considered service for the whole calendar month.

(c) Notwithstanding paragraph (a), upon a Change of Control, the Earned Percentage shall be calculated by reference to the attainment of Performance Goals as of the close of the last quarter ending on or before the Change of Control in accordance with Section 2(c)(v). Following the Change of Control, the Participant shall fully vest in the PSU Award on the last day of the Performance Cycle, if the Participant is in continuous employment with a Participating Employer from the Grant Date through such date and shall forfeit the PSU Award if the Participant terminates prior to vesting. Notwithstanding the foregoing, the Participant shall become vested in a pro-rated portion of the PSU Award upon the earlier to occur of (i) a vesting event under Section 3(b) or (ii) an involuntary termination of employment of the Participant within one year following the Change of Control for any reason other than Cause (including a constructive termination of employment for good reason (as defined in Section 10 of the Plan)). The portion that shall vest shall be determined by multiplying the number of Stock Units granted under the PSU Award (which is equal to product of the Target and the Earned Percentage determined at the time of the Change of Control) by a fraction, the numerator of which shall be the number of whole calendar months of the Participant’s employment in such Performance Cycle ending on the earliest vesting event and the denominator of which shall be the number of whole calendar months in the Performance Cycle. For this purpose, partial service in a calendar month shall be considered service for the whole calendar month.

(d) Notwithstanding the foregoing, in the event a Participant: (1) takes a leave of absence from the Company for personal reasons or as a result of entry into the Armed Forces of the United States, or (2) terminates employment for reasons which, in the judgment of the Committee, are deemed to be special circumstances, the Committee may consider such circumstances and may take such action (to the extent consistent with Section 409A of the Code) as it may deem appropriate under the circumstances, including extending the rights of a Participant to continue participation in the Plan beyond his Date of Termination; provided, however, that in no event may participation be extended beyond the term of the Performance Cycle in question.

(e) Notwithstanding the foregoing, if the entity that is deemed to be the plan sponsor with respect to this PSU Award is or becomes a “nonqualified entity” (within the meaning of Section 457A(b) of the Code and applicable guidance thereunder), the provisions of Sections 3(b), 3(c) and 3(d) shall not apply with respect to any Participant who is a U.S. taxpayer if and to the extent such provisions would cause any amounts payable hereunder to be subject to Section 457A of the Code.

(f) For all purposes of this PSU Award, involuntary termination not for Cause does not include the Participant’s voluntary termination of employment pursuant to a voluntary separation plan of a Participating Employer.

4. Terms and Conditions.

The Participant shall not be entitled to any payment under Section 6 until the PSU Award vests under Section 3. No rights related to the PSU Award may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the vesting of the PSU Award. The PSU Award shall be forfeited on the date the Participant’s employment terminates except as otherwise provided in this Award Agreement.

5. Registration of Units.

The Participant’s right to receive Common Stock in settlement of the PSU Award shall be evidenced by book entry (or by such other manner as the Committee may determine).

6. Settlement.

When the PSU Award, or a portion thereof, vests under Section 3, the Participant shall become entitled to receive a number of shares of Common Stock equal to the number of Stock Units granted under the PSU Award that have vested. Subject to Section 14 hereof, such shares of Common Stock shall be paid in a single lump sum payment on March 31 following the end of the Performance Cycle; provided, however, that in the event a pro-rata portion of the PSU Award vests upon an involuntary termination of employment of the Participant within one year following a Change of Control pursuant to Section 3(c), the shares of Common Stock shall be paid in a single lump sum payment within sixty (60) days after the Participant’s termination of employment. Any shares of Common Stock paid under this PSU Award shall remain subject to the Company Clawback Policy as set forth in Section 16.

7. Dividend Equivalents.

No Dividend Equivalents shall be payable with respect to any of the Stock Units granted under the PSU Award.

8. Withholding.

No shares of Common Stock shall be delivered to or for a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company for those shares has been remitted to the Company or unless provisions to pay withholding requirements have been made to the Committee’s satisfaction. The Committee may make any provision it deems appropriate to withhold any taxes it determines are required in connection with the PSU Award. Unless the Participant pays all taxes required to be withheld by the Company or paid in connection with vesting of all or any portion of the PSU Award by delivering cash to the Company, the Company shall withhold from the PSU Award grant shares of Common Stock having a Fair Market Value equal to all taxes required to be withheld with respect to the award of the PSU Award.

9. Expatriate Participants.

Payments of Awards made to expatriate Participants will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Participant’s home country relevant to the expatriate Participant’s domestic circumstances.

10. Currency Exchange Rates.

For Participants who are not paid on a U.S. Dollar payroll, the currency exchange rate used to calculate the Target was determined using the published intercompany exchange rate in effect on the first day of the Performance Cycle.

11. No Fractional Shares.

No fractional shares of Common Stock are permitted in connection with this Award Agreement. Any fractional number of Stock Units payable under the PSU Award shall be rounded up to the nearest whole share of Common Stock. Any shares of Common Stock withheld pursuant to Section 8 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.

12. Successors and Assigns.

This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.

13. No Guaranteed Employment.

No provision of this Award Agreement shall confer any right to continued Employment.

14. Section 409A.

It is intended that the provisions of this Award Agreement satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Award Agreement be operated in a manner consistent with such requirements to the extent applicable.

For purposes of Section 409A of the Code, (i) if the Participant vested pursuant to Section 3(b) or 3(c), other than under clause (ii) of Section 3(c), the time of settlement under Section 6 constitutes a specified time within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and (ii) if the Participant vested pursuant to Section 3(a) or 3(c)(ii), the time of settlement under Section 6 is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations.

If the Participant is a U.S. taxpayer and is treated as a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination, then any transfer of shares payable upon the Participant’s “separation from service” within the meaning of Section 409A which are subject to the provisions of Section 409A and are not otherwise excluded under Section 409A and would otherwise be payable during the first six-month period following such separation from service shall be paid on the fifteenth business day next following the earlier of (1) the expiration of six months from the date of the Participant’s termination or (2) the Participant’s death.

15. Section 162(m).

The PSU Award is a Qualified Performance Award under the Plan intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.

16. Company Clawback Policy.

If (a) the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct and (b) the Participant is classified at a level of M-4 or above in the LyondellBasell Group compensation classification system at the time of such determination, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of the payments received under this PSU Award as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s Date of Termination.

LYONDELLBASELL INDUSTRIES N.V.